Exhibit 10.42

Vitria Technology, Inc.
Non-Employee Director Compensation Policy
Effective: June 21, 2005

Purpose

In order to recruit and retain qualified members for the Board of Directors of Vitria Technology, Inc. (the “Company”), the Board of Directors believes it is in the best interests of the Company and its stockholders to implement a program to compensate non-employee directors for their services.

Cash Retainer

Each non-employee director shall receive a quarterly cash retainer of eight thousand dollars ($8,000).

Each non-employee director serving as chairman of a committee of the Board of Directors shall receive a quarterly cash retainer of two thousand five hundred dollars ($2,500).

Equity Compensation

An annual grant of a stock option to purchase 15,000 shares of Vitria common stock to be granted on August 31 of each year beginning on August 31, 2005. The stock option grant is conditioned on the non-employee director attending at least 75% of the meetings of the Board of Directors and each committee on which such non-employee director serves during the prior calendar year. The stock option grant will vest in equal monthly installments over a period of 36 months.

Reimbursement of Expenses

All non-employee directors are reimbursed for expenses incurred in connection with attendance at Board of Director and committee meetings.